Exhibit 99.1

root9B Technologies Announces Dismissal of Class Action Lawsuit
PR Newswire
NEW YORK, Sept. 22, 2016
NEW YORK, Sept. 22, 2016 /PRNewswire/ -- root9B Technologies (OTCQB: RTNB) announced today that the United States District Court for the District of Colorado has dismissed, with prejudice, the securities class action litigation originally filed in June 2015 against root9B Technologies and certain of the Company's officers and directors.
"We are very pleased with the Court's decision and believe the ruling supports our position that the lawsuit was frivolous and without merit," said Joseph Grano, Chairman and Chief Executive Officer of root9B Technologies. "We have always had tremendous confidence in the platform that Eric Hipkins and his team at root9B have built and are proud of the company's ability to develop best-in-class cybersecurity solutions."
The plaintiffs have a right to file an appeal to the United States Court of Appeals for the Tenth Circuit within 30 days of the District Court's judgment.
A full copy of the United States District Court for the District of Colorado's judgment issued on September 21, 2016 is posted at: http://www.root9btechnologies.com/news/root9b-announces-dismissal-of-class-action-lawsuit.html
Forward Looking Statements
Certain information contained in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on root9B Technologies' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of root9B Technologies business. These risks, uncertainties and contingencies are indicated from time to time in root9B Technologies filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that root9B Technologies financial results in any particular period may not be indicative of future results. root9B Technologies is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About root9B Technologies

root9B Technologies is a leading provider of Cybersecurity and Regulatory Risk Mitigation. Through its wholly owned subsidiaries root9B and IPSA International, root9B Technologies delivers results that improve productivity, mitigate risk, and maximize profits. Our clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state, and government agencies. For more information, visit www.root9BTechnologies.com

Media Contact:	Investors:
Andrew Hoffman	Devin Sullivan
Zito Partners	The Equity Group Inc.
908-546-7447	212-836-9608
andrew@zitopartners.com	dsullivan@equityny.com

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SOURCE root9B Technologies